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                                                                     EXHIBIT 5.1


                                 August 2, 2000



QLogic Corporation
26600 Laguna Hills Drive
Aliso Viejo, California 92656

         RE:      Registration Statement on Form S-8

Ladies and Gentlemen:

         At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by QLogic Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,724,036 shares of the Company's common stock, $0.001 par value ("Common Stock"), issuable under the QLogic Switch Products, Inc. 1990 Stock Option Plan, the QLogic Switch Products, Inc. 1994 Long-Term Incentive and Stock Option Plan and the QLogic Switch Products, Inc. Nonemployee Director Stock Option Plan (the "Plans").

         We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

         Based on the foregoing, it is our opinion that the 1,724,036 shares of Common Stock, when issued under the Plans and against full payment therefor in accordance with the respective terms and conditions of the Plans, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      STRADLING YOCCA CARLSON & RAUTH